Exhibit 99.1

Contact: Florence Doller SVP & Director of Corporate Communications 607.337.6118 fdoller@nbtbank.com

NBT Bancorp Inc. Announces Appointment of John Moran as Chief Financial Officer,
Promotes Annette Burns to Chief Accounting Officer

NORWICH, NY (November 12, 2019) NBT Bancorp Inc. (NBT) (NASDAQ: NBTB) President and CEO John H. Watt, Jr. announced that John V. Moran has been appointed Executive Vice President and Chief Financial Officer.

Moran will serve on NBT’s Executive Management Team and will be based at the company’s headquarters in Norwich, NY. He brings 17 years of experience in the financial services industry to his new position. Prior to joining NBT, he was Senior Vice President and Director of Corporate Development & Strategy for Old National Bancorp, a $20 billion financial services holding company based in Evansville, IN.

“John Moran is a critical addition to NBT’s Executive Management Team,” said Watt. “His participation in bank corporate finance and strategy coupled with his extensive experience as an investment analyst gives him a unique perspective that will provide guidance to our team as we engage in ongoing initiatives to grow NBT and enhance shareholder value.”

In addition to his role at Old National, Moran brings significant experience in corporate finance and investment research to NBT. He was previously employed by Macquarie Securities from 2010 to 2017 and, prior to that, by Cohen & Company and Ryan Beck & Co. Moran earned his bachelor’s degree and MBA from Rutgers University and his master’s degree in Real Estate Development from Columbia University. He is also a CFA Charterholder.

Moran is succeeding Michael J. Chewens, who is retiring following a successful 25-year career with the company. Chewens will continue to be employed by NBT through March 31, 2020 and will assist with the transition.

Watt also announced that Annette L. Burns was promoted to Senior Vice President and Chief Accounting Officer. Burns is a Certified Public Account with nearly 25 years of experience in accounting and finance. She joined NBT in 2013 when the company acquired Alliance Bank and advanced to the position of Corporate Controller later that year. In 2019, Burns was promoted to Senior Corporate Controller. She earned her bachelor’s degree in Business Administration from St. Bonaventure University.

About NBT Bancorp Inc.

NBT Bancorp Inc. is a financial holding company headquartered in Norwich, N.Y., with total assets of $9.7 billion at September 30, 2019. The Company primarily operates through NBT Bank, N.A., a full-service community bank and through two financial services companies. NBT Bank, N.A. has 149 banking locations in New York, Pennsylvania, Vermont, Massachusetts, New Hampshire and Maine. EPIC Retirement Plan Services, based in Rochester, N.Y., is a full-service 401(k) plan recordkeeping firm. NBT Insurance Agency, LLC, based in Norwich, N.Y., is a full-service insurance agency. More information about NBT and its divisions is available online at: www.nbtbancorp.com, www.nbtbank.com, www.epicrps.com and www.nbtinsurance.com.